Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Third Quarter		First Nine Months
	2014	2013	2014	2013
	($ in millions, except per share amounts)

Railway operating revenues
Coal	$626	$641	$1,839	$1,902
General merchandise	1,730	1,578	5,002	4,696
Intermodal	667	605	1,913	1,766
Total railway operating revenues	3,023	2,824	8,754	8,364

Railway operating expenses
Compensation and benefits	728	735	2,183	2,241
Purchased services and rents	429	420	1,235	1,223
Fuel	387	390	1,227	1,210
Depreciation	236	230	711	683
Materials and other	245	200	714	631
Total railway operating expenses	2,025	1,975	6,070	5,988

Income from railway operations	998	849	2,684	2,376

Other income – net (note 1)	32	30	76	194
Interest expense on debt	138	131	416	388

Income before income taxes	892	748	2,344	2,182

Provision for income taxes
Current	329	194	834	570
Deferred	4	72	21	215
Total income taxes	333	266	855	785

Net income	$559	482	1,489	1,397

Earnings per share (note 1)
Basic	$1.80	$1.55	$4.80	$4.45
Diluted	1.79	1.53	4.75	4.40

Weighted average shares outstanding (note 2)
Basic	309.4	310.4	309.5	313.0
Diluted	312.6	313.9	312.7	316.6
See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Comprehensive Income
(Unaudited)

	Third Quarter		First Nine Months
	2014	2013	2014	2013
	($ in millions)

Net income	$559	$482	$1,489	$1,397
Other comprehensive income, before tax:
Pension and other postretirement benefits	8	38	314	110
Other comprehensive income of equity investees	-	-	10	2
Other comprehensive income, before tax	8	38	324	112
Income tax expense related to items of other
comprehensive income	(3)	(15)	(121)	(43)
Other comprehensive income, net of tax	5	23	203	69

Total comprehensive income	$564	$505	$1,692	$1,466

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
	2014	2013
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$1,432	$1,443
Short-term investments	-	118
Accounts receivable – net	1,103	1,024
Materials and supplies	249	223
Deferred income taxes	178	180
Other current assets	50	87
Total current assets	3,012	3,075

Investments	2,610	2,439
Properties less accumulated depreciation of $10,740 and
$10,387, respectively	27,230	26,645
Other assets	354	324

Total assets	$33,206	$32,483

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,387	$1,265
Short-term debt	-	100
Income and other taxes	301	225
Other current liabilities	392	270
Current maturities of long-term debt	2	445
Total current liabilities	2,082	2,305

Long-term debt	8,919	8,903
Other liabilities	1,084	1,444
Deferred income taxes	8,682	8,542
Total liabilities	20,767	21,194

Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 309,441,867 and 308,878,402 shares,
respectively, net of treasury shares	311	310
Additional paid-in capital	2,150	2,021
Accumulated other comprehensive loss	(178)	(381)
Retained income	10,156	9,339

Total stockholders’ equity	12,439	11,289

Total liabilities and stockholders’ equity	$33,206	$32,483
See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	First Nine Months
	2014	2013
	($ in millions)
Cash flows from operating activities
Net income	$1,489	$1,397
Reconciliation of net income to net cash provided by operating activities:
Depreciation	715	687
Deferred income taxes	21	215
Gains and losses on properties and investments (note 1)	(13)	(100)
Changes in assets and liabilities affecting operations:
Accounts receivable	(79)	26
Materials and supplies	(26)	(8)
Other current assets	47	48
Current liabilities other than debt	258	121
Other – net	(66)	18
Net cash provided by operating activities	2,346	2,404

Cash flows from investing activities
Property additions	(1,379)	(1,470)
Property sales and other transactions	69	109
Investments, including short-term	(4)	(29)
Investment sales and other transactions	60	21
Net cash used in investing activities	(1,254)	(1,369)

Cash flows from financing activities
Dividends	(511)	(476)
Common stock issued – net	119	92
Purchase and retirement of common stock (note 2)	(166)	(564)
Proceeds from borrowings – net	100	492
Debt repayments	(645)	(248)
Net cash used in financing activities	(1,103)	(704)

Net increase (decrease) in cash and cash equivalents	(11)	331

Cash and cash equivalents
At beginning of period	1,443	653

At end of period	$1,432	$984

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$340	$305
Income taxes (net of refunds)	733	485
See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1.	Other Income – Net
In first quarter 2013, we recognized a $97 million gain on a land sale, which increased net income by $60 million or $0.19 per share.

2.	Stock Repurchase Program
We repurchased 1.7 million shares of common stock in the first nine months of 2014, totaling $166 million, and 7.5 million shares at a cost of $564 million for the same period of 2013. We have remaining authorization from our Board of Directors to repurchase up to 36.6 million shares through December 31, 2017. The timing and volume of purchases is guided by our assessment of market conditions and other pertinent factors. Any near-term share repurchases are expected to be made with internally generated cash, cash on hand, or proceeds from borrowings. Since the beginning of 2006, we have repurchased and retired 138.4 million shares at a total cost of $8.3 billion.